SCHEDULE A

to the

ADMINISTRATIVE SERVICES AGREEMENT

Funds to be serviced under this Agreement

as of September 25, 2009

Amerigo Fund

Clermont Fund

Select Allocation Fund*

Descartes Fund

Liahona Fund

Reservoir Fund

Select Appreciation Fund

Enhanced Income Fund

Flexible Income Fund

Principal Guard Fund

* Formerly known as Berolina Fund

The parties hereto agree to the terms of this Schedule A effective as of the 25th day of September 2009.

ADVISORONE FUNDS

GEMINI FUND SERVICES, LLC

By:___/s/ W. Patrick Clarke_______                        By:/s/ Andrew Rogers____________

W. Patrick Clarke, President

                  Andrew Rogers, President